Filed Pursuant to Rule 424(b)(5)
Registration No. 333-124699
This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2005
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 19, 2005
$1,000,000,000
THE HOME DEPOT, INC.
% Senior Notes due August 15, 2010

        We will pay interest on the notes every February 15 and August 15 beginning February 15, 2006. We may redeem the notes at any time at the redemption price specified herein. For a more detailed description of the notes, see “Description of the Notes” beginning on page S-4.

Underwriting
	Price to		Discounts and		Proceeds to
	Public(1)		Commissions		Home Depot(1)

Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from August 11, 2005.
      Delivery of the notes in book-entry form only, will be made on or about August 11, 2005.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Credit Suisse First Boston

Merrill Lynch & Co.
The date of this prospectus supplement is August 8, 2005.

      We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

TABLE OF CONTENTS
Prospectus Supplement
Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
      Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.
      Unless otherwise indicated, all references in this prospectus supplement to “we,” “our” or “Home Depot” refer to The Home Depot, Inc. and its consolidated subsidiaries.

ii

THE HOME DEPOT, INC.
      The Home Depot, Inc. is the world’s largest home improvement retailer and the second largest retailer in the United States, based on net sales for the fiscal year ended January 30, 2005 (“Fiscal 2004”). At the end of Fiscal 2004, we were operating 1,890 stores and at the end of the first quarter of Fiscal 2005, we were operating 1,911 stores. Most of our stores are Home Depot® stores. A description of our Home Depot stores, other store formats and our Home Depot Supply businesses follows.
      Home Depot stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services. Home Depot stores average approximately 106,000 square feet of enclosed space, with approximately 22,000 additional square feet of outside garden area. At the end of Fiscal 2004, we had 1,818 Home Depot stores located throughout the United States (including the territories of Puerto Rico and the Virgin Islands), Canada and Mexico.
      In addition to Home Depot stores, our EXPO Design Center® stores sell products and services primarily for home decorating and remodeling projects. EXPO Design Center stores average approximately 100,000 square feet of enclosed space. At the end of Fiscal 2004, we were operating 54 EXPO Design Center stores in the United States. We have announced our intent to dispose of or convert 20 EXPO Design Center stores to the Home Depot format, leaving 34 EXPO Design Center stores still in operation. We also have two store formats focused on professional customers called The Home Depot Supply and Home Depot Landscape Supply. At the end of Fiscal 2004, we were operating five The Home Depot Supply stores and 11 Home Depot Landscape Supply stores. We have two stores located in Texas and Florida called The Home Depot Floor Store that sell primarily flooring products.
      The Home Depot Supply distributes products and sells installation services primarily to businesses and governments and has three primary areas: Maintenance, Repair and Operations (“MRO”), Builder Solutions and Professional Supply. The MRO area, including Apex Supply Company, conducts business under The Home Depot Supply brand. The HD Builders Solutions area conducts business under the Creative Touch Interiors brand. The Professional Supply area includes various brands, with White Cap being the largest. The MRO area supplies maintenance, repair and operating products serving primarily the multi-family housing, hospitality and lodging facilities management markets. This area fills orders through 20 distribution centers located in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Missouri, Ohio, Texas, Virginia and Washington. Apex Supply Company is a wholesale supplier of plumbing, HVAC, appliances and other related professional products with 26 locations in Florida, Georgia, South Carolina and Tennessee. HD Builder Solutions Group provides products and arranges installation services for production homebuilders through 27 locations in Arizona, California, Colorado, Delaware, Florida, Indiana, Kentucky, Maryland, Michigan, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania and Virginia. White Cap distributes specialty hardware, tools and materials to construction contractors.
      On July 19, 2005, we entered into an agreement to acquire National Waterworks Holdings, Inc. (“National Waterworks”), a company that provides a wide range of water and wastewater related products and services to municipalities, contractors and public and private water systems. National Waterworks will operate as part of The Home Depot Supply. This transaction is expected to close by the end of August if customary conditions are satisfied.
      Our principal executive office is located at 2455 Paces Ferry Road N.W., Atlanta, Georgia 30339. Our telephone number at that address is (770) 433-8211.

USE OF PROCEEDS
      We estimate that the net proceeds to us from this offering will be approximately $        million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes and for financing our acquisition of National Waterworks. Pending any such application, the proceeds will be invested temporarily in short-term marketable securities.
RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for the fiscal quarter ended May 1, 2005 and for each of the five fiscal years ended January 30, 2005 is as follows:

		Fiscal Year(1)
	Fiscal Quarter Ended
	May 1, 2005	2004	2003	2002	2001(2)	2000

Ratio of Earnings to Fixed Charges	25.7x	29.1x	27.4x	26.5x	22.0x	21.5x

(1)	Fiscal years 2004, 2003, 2002, 2001 and 2000 refer to the fiscal years ended January 30, 2005, February 1, 2004, February 2, 2003, February 3, 2002 and January 28, 2001.

(2)	Fiscal year 2001 consisted of 53 weeks.
      For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings before income taxes and minority interest plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness, including capitalized interest, amortization of debt expenses and one-third of the portion of rental expense under operating leases, which is deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:
(earnings before income taxes and minority interest) + (fixed charges) - (capitalized interest)

(fixed charges)

CAPITALIZATION
      The table below sets forth Home Depot’s consolidated capitalization at May 1, 2005 on an actual basis and as adjusted to give effect to the issuance of the notes offered hereby, the net proceeds of which, after deducting commissions and expenses, are expected to be approximately US$       .
      You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and accompanying prospectus.

	May 1, 2005

	Actual	As Adjusted

	(In millions)
Cash and Short-Term Investments:
Cash and Cash Equivalents	$683	$
Short-Term Investments	2,309

Total Cash and Short-Term Investments	$2,992	$

Debt Included in Current Liabilities:
Current Installments of Long-Term Debt	$14	$
Debt Included in Long-Term Liabilities:
Long-Term Debt, excluding current installments	2,145

Total Debt	2,159
Stockholders’ Equity:
Common Stock, par value $0.05; authorized: 10,000 shares; issued 2,388 shares at May 1, 2005; outstanding 2,151 shares at May 1, 2005	119
Paid-In Capital	6,762
Retained Earnings	24,992
Accumulated Other Comprehensive Income	194
Unearned Compensation	(130)
Treasury Stock, at cost, 237 shares at May 1, 2005	(8,116)

Total Stockholders’ Equity	23,821
Total Debt and Stockholders’ Equity	$25,980	$

DESCRIPTION OF THE NOTES
      The notes constitute senior debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.
      The notes will be issued under the indenture dated May 4, 2005 entered into with The Bank of New York Trust Company, as trustee. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.
General
      The notes will mature on August 15, 2010, and will bear interest at        % per annum from August 11, 2005, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing February 15, 2006.
      If any interest payment date, date of redemption or the maturity date of any of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
      The notes do not contain any sinking fund provisions.
      In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “Description of Debt Securities — Defeasance” in the accompanying prospectus for more information about how we may do this.
      The notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
      The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.
Additional Notes
      We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with such notes and shall have the same terms as to status or otherwise as such notes. No additional notes may be issued if an event of default has occurred and is continuing with respect to such notes.
Optional Redemption
      We may, at our option, at any time and from time to time redeem all or any portion of the notes on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes to be redeemed. The notes will be redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months). The discount rate for the notes will be the Treasury Rate plus        basis points.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Notes” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.
      “Reference Treasury Dealer” means Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.
      On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.
Book-Entry System
      Upon issuance, all notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, the Depository Trust Company or DTC, and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC.
      A description of DTC’s procedures with respect to the global securities is set forth in the section “Book-Entry Procedures” in the accompanying prospectus.

CERTAIN U.S. INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
      The following summary describes certain U.S. federal income tax consequences to you of the purchase, ownership and disposition of notes as of the date hereof. This summary deals only with holders that are Non-U.S. Holders and that purchase notes in the initial offering at their issue price and that hold such notes as capital assets. The term “Non-U.S. Holder” means a beneficial owner of a note that is not (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes, (iv) a domestic estate or trust or (v) a person who is otherwise subject to U.S. federal income tax on a net income basis in respect of the notes.
      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances.
      If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. income tax consequences.
U.S. Federal Withholding Tax
      The 30% U.S. federal withholding tax will not apply to any payment of principal or stated interest on a note provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification and other rules apply to certain Non-U.S. holders that are entities rather than individuals.
      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business (as described below under “— U.S. Federal Income Tax”) in the United States.
      You are urged to consult your tax advisor regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.
      The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.
U.S. Federal Income Tax
      If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by you in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. tax on a net income basis), you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in “— U.S. Federal Withholding Tax”) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such effectively connected interest.
      Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the U.S. (and, if applicable, attributable to a permanent establishment maintained by you in the U.S.), in which case if you are a foreign corporation the branch profits tax described above may also apply; or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
Backup Withholding Tax and Information Reporting
      In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if the Non-U.S. Holder has provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the gross proceeds of the sale of notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the certification described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against such Non-U.S. Holder’s federal income tax liability and may entitle you to a refund provided you timely furnish the required information to the IRS.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated August 8, 2005, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC is acting as representative, the following respective principal amounts of the notes:

Principal
Underwriter	Amount

Credit Suisse First Boston LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$

      The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.
      The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of        % of the principal amount per note. The underwriters and selling group members may allow a discount of        % of the principal amount per note on sales to other broker/ dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/ dealers.
      We estimate that our out of pocket expenses for this offering will be approximately $       .
      The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.
      We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.
      The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.
      Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.
      The underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for which they received, or will receive, customary fees and expenses.
      In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.
      Credit Suisse First Boston LLC will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC based on transactions conducted through the system. Credit Suisse First Boston LLC will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

NOTICE TO CANADIAN RESIDENTS
Resale Restrictions
      The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.
Representations of Purchasers
      By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under Resale Restrictions.
Rights of Action — Ontario Purchasers Only
      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.
Enforcement of Legal Rights
      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Taxation and Eligibility for Investment
      Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS
      The validity of the notes will be passed upon for us by Frank L. Fernandez, Esq., Executive Vice President, Secretary and General Counsel of Home Depot. Mr. Fernandez beneficially owns, or has rights to acquire under our employee benefit plans, an aggregate of less than one percent of our common stock. Davis Polk & Wardwell, New York, New York, will pass upon certain legal matters relating to the notes for the underwriters.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. See “Where You Can Find More Information” in the accompanying prospectus for information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.
      In addition to the documents listed in the accompanying prospectus, we incorporate by reference the following documents:
Our Quarterly Report on Form 10-Q for the quarter ended May 1, 2005; and
Our Current Reports on Form 8-K filed with the SEC on May 27, 2005, June 3, 2005 and July 29, 2005.

PROSPECTUS
$5,000,000,000
Debt Securities

       We may offer from time to time debt securities and will receive an aggregate amount of up to $5,000,000,000 from the sales of the debt securities. The debt securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.
      This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the debt securities. The prospectus supplement may update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our debt securities.
      The debt securities may be offered directly or to or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in an accompanying prospectus supplement to this prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 19, 2005.

      We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the debt securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this process, we may, from time to time, sell any combination of the debt securities described in this prospectus up to a total aggregate initial offering price of $5,000,000,000 in one or more offerings.
      This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that will contain specific information about the terms of those debt securities. Those terms may vary from the terms described in this prospectus. As a result, the summary descriptions of the debt securities in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any debt securities contained in the accompanying prospectus supplement. The accompanying prospectus supplement may also add, update or change other information contained in this prospectus. Before purchasing any debt securities, you should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
      In this prospectus, unless otherwise specified, the terms “Home Depot,” “we,” “us,” and “our” mean The Home Depot, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.
      This prospectus “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those documents. Information contained in any subsequently filed document, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the following documents listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of debt securities offered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended January 30, 2005; and

•	Our Current Reports on Form 8-K filed with the SEC on February 1, 2005; February 24, 2005; and March 23, 2005.
      You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s web site or at its facilities described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture and other agreements referred to in this prospectus by requesting them in writing at the following address or by telephone from us at the following telephone number:
The Home Depot, Inc.
2455 Paces Ferry Road
Atlanta, Georgia 30339
Attention: Investor Relations
Telephone: (770) 433-8211

SPECIAL NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND OTHER FACTORS
      Certain statements contained herein or incorporated by reference in this prospectus, including those regarding net sales growth, increases in comparable store sales, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, net earnings performance, including depreciation expense and stock-based compensation expense, store openings, capital allocation and expenditures, the effect of adopting certain accounting standards, strategic direction and the demand for our products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to:

•	economic conditions in North America;

•	changes in our cost structure;

•	the availability of sourcing channels consistent with our strategy of differentiation;

•	conditions affecting new store development;

•	conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions;

•	the success of our technology initiatives in improving operations and customers’ in-store experience;

•	our ability to identify and respond to evolving trends in demographics and consumer preferences;

•	the relative success of our expansion strategy, including our ability to integrate acquisitions and create appropriate distribution channels for key sales platforms;

•	our ability to attract, train and retain highly-qualified associates;

•	the impact of new accounting standards; and

•	the impact of competition, decisions by management related to possible asset impairments, regulation and litigation matters.
      Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005, which is incorporated by reference in this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS
      Unless stated otherwise in an accompanying prospectus supplement, the net proceeds from the sale of debt securities described in this prospectus will be used by us for general corporate purposes, which may include refinancing existing debt and/or financing working capital needs, and may be used by us to fund acquisitions.
      When a particular series of debt securities is offered, the accompanying prospectus supplement will set forth our intended use for the net proceeds received from the sale of those debt securities. Pending application for specific purposes, the net proceeds may be invested in marketable securities.

THE HOME DEPOT
      The Home Depot, Inc. is the world’s largest home improvement retailer and the second largest retailer in the United States, based on net sales for the fiscal year ended January 30, 2005 (“Fiscal 2004”). At the end of Fiscal 2004, we were operating 1,890 stores. Most of our stores are Home Depot® stores. A description of our Home Depot stores and our other store formats follows.
      Home Depot stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services. Home Depot stores average approximately 106,000 square feet of enclosed space, with approximately 22,000 additional square feet in the outside garden area. At the end of Fiscal 2004, we had 1,818 Home Depot stores located throughout the United States (including the territories of Puerto Rico and the Virgin Islands), Canada and Mexico.
      In addition to Home Depot stores, our EXPO Design Center® stores sell products and services primarily for home decorating and remodeling projects. EXPO Design Center stores average approximately 100,000 square feet of enclosed space. At the end of Fiscal 2004, we were operating 54 EXPO Design Center stores in the United States. We also have two store formats focused on professional customers called The Home Depot Supply store and Home Depot Landscape Supply. At the end of Fiscal 2004, we were operating five The Home Depot Supply stores and 11 Home Depot Landscape Supply stores. We also have two stores located in Texas and Florida called The Home Depot Floor Store that sell primarily flooring products. Our Landscape Supply locations are designed to extend the reach of Home Depot’s garden departments, focusing on professional landscapers and do-it-yourself garden enthusiasts. Each location has a heated/cooled space of about 12,000 square feet, a covered greenhouse and 1 to 3 acres of fenced-in “Pro-Yard.”
      The Home Depot Supply distributes products and sells installation services primarily to businesses and governments. During Fiscal 2004, The Home Depot Supply operated primarily through five subsidiaries, Apex Supply Company, Inc., Your Other Warehouse, LLC, The Home Depot Supply, Inc., White Cap Industries, Inc. and HD Builder Solutions Group, Inc. Apex Supply Company, The Home Depot Supply, and HD Builder Solutions Group conduct business under The Home Depot Supply brand, and HD Builders Solutions Group also conducts business under the Creative Touch Interiors brand. Apex Supply Company is a wholesale supplier of plumbing, HVAC, appliances and other related professional products with 26 locations in Florida, Georgia, South Carolina and Tennessee. Your Other Warehouse is a plumbing, lighting and hardware distributor that focuses on special order fulfillment through five distribution centers in Georgia, Louisiana, Maryland and Nevada and one call center located in Louisiana. The Home Depot Supply supplies maintenance, repair and operating products serving primarily the multi-family housing, hospitality and lodging facilities management market. The Home Depot Supply fills orders through 20 distribution centers located in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Missouri, Ohio, Texas, Virginia, and Washington. White Cap distributes specialty hardware, tools and materials to construction contractors. HD Builder Solutions Group provides products and arranges installation services for production homebuilders through 27 locations in Arizona, California, Colorado, Delaware, Florida, Indiana, Kentucky, Maryland, Michigan, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, and Virginia.

RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for each of the five fiscal years ended January 30, 2005:

	Fiscal Year(1)

	2004		2003		2002		2001		2000

Ratio of Earnings to Fixed Charges	29.1	x	27.4	x	26.5	x	22.0	x	21.5x

(1)	Fiscal years 2004, 2003, 2002, 2001 and 2000 refer to the fiscal years ended January 30, 2005, February 1, 2004, February 2, 2003, February 3, 2002 and January 28, 2001.
      For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings before income taxes and minority interest plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and one-third of the portion of rental expense under operating leases, which is deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:
(earnings before income taxes and minority interest) + (fixed charges) - (capitalized interest)
(fixed charges)

DESCRIPTION OF DEBT SECURITIES
      We will issue the debt securities in one or more series under an indenture dated as of May 4, 2005 between us and The Bank of New York Trust Company, N.A., as Trustee. In this section, the terms “we,” “our,” “us” and “Home Depot” refer solely to The Home Depot, Inc. and not its subsidiaries.
      We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit to the registration statement we filed with the SEC, of which this prospectus is a part, and is available as set forth under “Where You Can Find More Information.” The following summary is qualified in its entirety by the provisions of the indenture.
      We will describe the particular terms and conditions of any series of debt securities offered in the accompanying prospectus supplement. The accompanying prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the accompanying prospectus supplement relating to that series of debt securities.
General
      The debt securities that may be offered under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or in a supplement to the indenture relating to that series.
      We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.
      The debt securities will be unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.
      The accompanying prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

(1) the title of the series;

(2) the purchase price, denomination and any limit upon the aggregate principal amount of the series;

(3) the date or dates on which the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

(4) the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

(5) the place or places where the principal of, premium, if any, and interest, if any, on securities of the series shall be payable;

(6) the place or places where the securities may be exchanged or transferred;

(7) the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

(8) our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

(10) if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal, premium, if any, and interest on the securities of the series shall or may by payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

(11) if the payments of principal, premium, if any, or interest on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

(12) if the amount of payments of principal, premium, if any, and interest on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

(13) if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

(14) any modifications of or additions to the events of default or our covenants with respect to securities of the series;

(15) whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indenture;

(16) if other than the Trustee, the identity of the Registrar and any Paying Agent;

(17) if the securities of the series shall be issued in whole or in part in global form, (i) the Depositary for such global Securities, (ii) the form of any legend which shall be borne by such global Security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination, and (iv) the circumstances under which any such exchange may occur; and

(18) any other terms of the series.

Covenants
      Except as described in this sub-section or as otherwise provided in the accompanying prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, for example, a highly leveraged transaction.
      Unless otherwise indicated in the accompanying prospectus supplement, covenants contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.
      Consolidation, Merger or Sale of Assets of Home Depot. The indenture provides that we may not consolidate with or merge into any other person or sell our assets substantially as an entirety, unless:

(1) the person formed by such consolidation or into which we are merged or the person which acquires our assets is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities and the performance of every covenant of the indenture on our part; and

(2) immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing.
      Upon such consolidation, merger or sale, the successor corporation formed by such consolidation or into which we are merged or to which such sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.
      The indenture does not restrict, or require us to redeem or permit holders to cause a redemption of debt securities in the event of:

(1) a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

(2) a change in control of us; or

(3) a highly leveraged transaction involving us whether or not involving a change in control.
      Accordingly, the holders of debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.
Events of Default, Notice and Waiver
      The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the Trustee or the holders of not less than 25% in outstanding principal amount of the outstanding debt securities of that series may declare to be due and payable immediately the principal amount of the outstanding debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the Trustee or the holders.
      Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

(1) default for 30 days in payment when due of any interest due with respect to the debt securities of such series;

(2) default in payment when due of principal of or premium, if any, on the debt securities of such series;

(3) default for 90 days after written notice to us by the Trustee or by holders of not less than 25% in principal amount of the debt securities of any series then outstanding in the performance of any covenant or other agreement in the indenture or the debt securities for the benefit of such debt securities;

(4) certain events of bankruptcy, insolvency and reorganization; and

(5) any other event of default provided with respect to debt securities of that series.
      The indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of such series notice of such default known to it, unless cured or waived; provided that, except in the case of default in the payment of principal, premium, if any, or interest, if any, on any debt security of such series or in the payment of any sinking fund installment with respect to debt securities of such series, the Trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the holders of debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time, or both, would become, an event of default.
      The indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee.
      The indenture includes a covenant that we will file annually with the Trustee a certificate of no default, or specifying any default that exists.
      In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of such series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series except a default not theretofore cured in payment of the principal of, premium, if any, or interest, if any, on any debt security of such series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.
      No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or the debt securities of any series or for any remedy thereunder unless:

(1) such holder shall have previously given to the Trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made such a written request;

(3) such holder or holders have provided indemnity satisfactory to the Trustee to institute such proceeding as trustee;

(4) the Trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of such series a direction inconsistent with such request; and

(5) the Trustee has failed to institute such proceeding within 90 calendar days of such notice.
      However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of or interest on such debt securities on or after the respective due dates expressed in such debt securities after any applicable grace periods have expired.

Modification and Waiver
      The Trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder, or

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.
      In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the Trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of, or time for payment of interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such debt securities on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of debt securities of any series where holders must consent to an amendment, supplement or waiver.
Defeasance
      The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such debt securities), upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, in respect of the debt securities of such series on the stated maturity date of such principal and any installment of principal, premium, if any, or interest. Also, the establishment of such a trust will be conditioned on the delivery by us to the Trustee of an opinion of counsel reasonably satisfactory to the Trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.
      We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to such series of debt securities. Thereafter, any such omission shall not be an event of default with respect to the debt securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal, premium, if any, and interest in respect of debt securities of such series on the stated maturity date of such principal or installment of principal, premium, if any, or interest. Our obligations under the indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the Trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.
      In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of such series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. Government securities on deposit with the Trustee will be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the debt securities of such series.
Satisfaction and Discharge
      At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the Trustee and ours, including, among others, the obligations to apply money held in trust) when:

(1) either (a) all debt securities of such series previously authenticated and delivered under the indenture have been delivered to the Trustee for cancellation or (b) all debt securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of such series;

(2) we have paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series by us; and

(3) we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to such series have been satisfied.
Regarding the Trustee
      The indenture contains certain limitations on the right of the Trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.
      The indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate such conflict or resign.
BOOK-ENTRY PROCEDURES
      The debt securities offered by this prospectus may be issued in the form of one or more global certificates, each of which we refer to as a global security, registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally, the book-entry system operated by The Depository Trust Company, or “DTC,” in the United States, and Euroclear Bank S.A./ N.V., or the “Euroclear Operator,” as operator of the Euroclear System, or “Euroclear,” and Clearstream Banking S.A., or “Clearstream,” in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate representing the person’s interest in the global securities except as set forth herein or in the applicable prospectus supplement. Unless and until definitive debt securities are issued, all references to actions by holders of debt securities issued in global form refers to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refers to payments and notices to DTC or its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered debt securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among the clearing system through these links.
      Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be modified or discontinued at any time. Neither we, nor any trustee, nor any registrar and transfer agent with respect to debt securities offered hereby will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants or the respective obligations under the rules and procedures governing their operations.
      Unless otherwise specified in the applicable prospectus supplement, the debt securities in the form of a global security will be registered in the name of DTC or a nominee of DTC.
DTC
      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or “DTC participants,” and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, brokers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others, or “indirect DTC participants,” for example banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.
      Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between DTC participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and interest on the debt securities. DTC participants and indirect DTC participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.
      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate of that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.
      DTC has advised us that it will take any action permitted to be taken by a holder of debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that participant or those participants has or have given the direction. However, in certain circumstances, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to its participants.
Euroclear
      Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.
      Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.
      The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.
      The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.
      All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

      Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.
Clearstream
      Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.
      As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.
      Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

PLAN OF DISTRIBUTION
      We may sell the debt securities described in this prospectus to or through underwriters, agents or dealers or directly to one or more purchasers without using underwriters, agents or dealers.
      The accompanying prospectus supplement will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the debt securities;

•	the initial public offering price of the debt securities; and

•	any exchange on which the debt securities are listed or to which application will be made to list the debt securities.
      We may designate agents to solicit purchases for the period of their appointment and to sell debt securities on a continuing basis, including pursuant to “at the market offerings.”
      We may offer these debt securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the debt securities offered if any of the debt securities are purchased. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      Underwriters and agents may from time to time purchase and sell the debt securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the debt securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the debt securities.
      In order to facilitate the offering of the debt securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these debt securities or any other debt securities the prices of which may be used to determine payments on these debt securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any other debt securities, the underwriters may bid for, and purchase, the debt securities or any other debt securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering, if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      Underwriters named in a prospectus supplement are, and dealers and agents named in a prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the debt securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for The Home Depot or our subsidiaries and affiliates in the ordinary course of businesses.
      One or more firms, referred to as “remarketing firms,” may also offer or sell the debt securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the debt securities in accordance with a redemption or repayment pursuant to the terms of the debt securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarking firms may be deemed to be underwriters in connection with the debt securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
      Unless indicated in the applicable prospectus supplement, we do not expect to apply to list the debt securities on a securities exchange.
VALIDITY OF DEBT SECURITIES
      Frank L. Fernandez, our Executive Vice President, Secretary and General Counsel will pass on the legality of the debt securities being offered by us. Mr. Fernandez is a full-time employee of ours and owns shares of our common stock directly and as a participant in various employee stock-based benefit plans.
EXPERTS
      The consolidated financial statements of The Home Depot, Inc. as of January 30, 2005 and February 1, 2004, and for each of the years in the three-year period ended January 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of January 30, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.